AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2005
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	43-1455766 (I.R.S. Employer Identification No.)

16401 Swingley Ridge Road Seventh Floor Chesterfield, Missouri (Address of Principal Executive Offices)	63017 (Zip Code)

Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan
(Full Title of the Plan)

Joyce M. Schuldt
Senior Vice President - Finance,
Chief Financial Officer and Secretary
Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, MO 63017
(Name and Address of Agent for Service)

(636) 733-1600
(Telephone Number, Including Area Code, of Agent for Service)

Copies of All Correspondence to:

Ruben K. Chuquimia, Esq.
Gallop, Johnson & Neuman, L.C.
Interco Corporate Tower
101 South Hanley Road
St. Louis, Missouri 63105

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share (and associated Preferred Stock Purchase Rights) (3)	1,750,000	$33.60	$58,800,000	$6,920.76
(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of shares as may become issuable as a result of any future stock split, stock dividend or other similar event in accordance with the Maverick Tube Corporation 2004 Omnibus Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and is based upon the average of the high and low sale prices for shares of the Registrant’s common stock as reported on the New York Stock Exchange on August 1, 2005.

(3)
Each share of common stock also represents one common stock purchase right. Common stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional fee.

_________________

This registration statement on Form S-8 (the “Registration Statement”) shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, Maverick Tube Corporation (the "Registrant") is filing this registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission") to include an additional 1,750,000 shares of Common Stock, par value $.01 per share, under its Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan. Pursuant to such Instruction E, the contents of the Registrant's Registration Statement on Form S-8 (Registration No. 333-115461) filed with the Commission on May 13, 2004 are hereby incorporated by reference, except as revised in Part II of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2005;

(c)
The Registrant's Current Reports on Form 8-K (other than Item 7.01 of such Forms 8-K) filed with the Commission on January 5, 2005, January 5, 2005, January 14, 2005, February 10, 2005, February 16, 2005, March 2, 2005, March 2, 2005, March 2, 2005, April 26, 2005, April 26, 2005, April 28, 2005, May 12, 2005, May 20, 2005, May 26, 2005, May 31, 2005, June 24, 2005, July 6, 2005, July 26, 2005 and July 27, 2005;

(d)
The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form 8-A filed October 31, 1990, including any amendment or report filed for the purpose of updating such description; and

(e)
The description of the Registrant’s Preferred Stock Purchase Rights, which is contained in the Registrant’s Registration Statement on Form 8-A, filed August 5, 1998, as amended by Form 8-A/A filed on September 26, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, other than Item 7.01 of any Current Report on Form 8-K, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article Eleventh of the Registrant’s amended and restated certificate of incorporation requires that the Registrant indemnify all persons whom the Registrant may indemnify pursuant thereto to the fullest extent permitted by Section 145 of the DGCL. It also provides that expenses incurred by an officer or director of the Registrant or any of its direct or indirect wholly owned subsidiaries in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Registrant’s board of directors deems appropriate. Section 16 of the Registrant’s amended and restated bylaws contains similar provisions regarding indemnification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

• any breach of the director’s duty of loyalty to the corporation or its stockholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

• unlawful payment of dividends or unlawful stock purchases or redemptions; or

• any transaction from which the director derived an improper personal benefit.

Article Tenth of the Registrant’s amended and restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant’s company shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article Tenth shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The Registrant maintains a claims-made policy of directors’ and officers’ liability and company reimbursement insurance. The directors’ and officers’ liability portion of such policy covers all of the Registrant’s directors and officers and those of its subsidiary companies, more than 50% of the outstanding voting stock or equity interests of which is directly or indirectly owned by the Registrant. The policy provides for a payment on behalf of the directors and officers up to the policy limits for all specified losses which the directors and officers, or any of them, become legally obligated to pay, from claims made against them during the policy period for specified wrongful acts, which include: errors, misstatements, misleading statements, acts or omissions and neglect or breach of duty in the discharge of their duties, solely in their capacity as directors and officers of the Registrant or one of its subsidiaries, individually or collectively, or in connection with any matter claimed against them solely by reason of their being directors or officers of the Registrant or one of its subsidiaries. The insurance includes the cost of defense, appeals, bonds, settlements and judgments. The insurer’s limit of liability under the policy is $35 million in the aggregate for all losses per year. The policy contains various reporting requirements and exclusions. The Registrant also maintains a claims-made policy that provides coverage for the Registrant, and its directors and officers, against loss, liability, cost or expense incurred under the federal securities laws.

The Registrant has been authorized to enter into agreements with its directors that, among other things, would indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant expects to enter into such an agreement with each of its directors in the near future.

Item 8. Exhibits

Exhibit Number	Description
5.1	Opinion of Gallop, Johnson & Neuman, L.C.
10.1

Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan (filed as Appendix A to the Definitive Proxy Statement on Schedule 14A filed on April 5, 2005 and incorporated herein by reference).

15.1	Letter re: Unaudited Interim Financial Information.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).
24	Power of Attorney (included on signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on August 8, 2005.

MAVERICK TUBE CORPORATION

By:	/s/ Joyce M. Schuldt
Joyce M. Schuldt, Senior Vice President - Finance,
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Robert Bunch, Chairman of the Board and Chief Executive Officer, and Joyce M. Schuldt, Senior Vice President - Finance, Chief Financial Officer and Secretary, and each of them individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

August 8, 2005	/s/ C. Robert Bunch
C. Robert Bunch, Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

August 8, 2005	/s/ Joyce M. Schuldt
Joyce M. Schuldt, Senior Vice President - Finance, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

August 8 2005	/s/ David H. Kennedy
David H. Kennedy, Director

August 8, 2005	/s/ Paul McDermott
Paul McDermott, Director

August 8, 2005	/s/ Wayne P. Mang
Wayne P. Mang, Director

August 8, 2005	/s/ C. Adams Moore
C. Adams Moore, Director

August 8, 2005	/s/ Gerald Hage
Gerald Hage, Director

MAVERICK TUBE CORPORATION

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Gallop, Johnson & Neuman, L.C.
10.1

Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan (filed as Appendix A to the Definitive Proxy Statement on Schedule 14A filed on April 5, 2005 and incorporated herein by reference).

15.1	Letter re: Unaudited Interim Financial Information.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).
24	Power of Attorney (included on signature page of this Registration Statement).